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                                                                     EXHIBIT 4.1
                                                                          to S-3

                               DELPHI CORPORATION

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                    NON-CUMULATIVE PREFERRED STOCK, SERIES AA

      Delphi Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), pursuant to Section 151 of the Delaware General Corporation Law,
                              DOES HEREBY CERTIFY:

       FIRST, that the Corporation is duly incorporated and is in good standing under the laws of the State of Delaware; and

      SECOND, the Board of Directors of the Corporation duly adopted, at a meeting of the Board of Directors of the Corporation held on March 26, 2003, the following resolutions:

                "RESOLVED, that the creation and authorization of 40,000,000 shares of the Corporation's Series AA Preferred Stock, on terms set forth in the Certificate of Designations relating to the Series AA Preferred Stock (the "Certificate of Designations") and substantially in the form of the draft circulated to the Board of Directors of the Corporation is hereby authorized and approved and the Designated Officers are hereby authorized and directed to file or cause to be filed with the Secretary of State of the State of Delaware the Certificate of Designations, and all documents necessary, advisable or appropriate to create and give continuing effect to the Series AA Preferred Stock, and that up to 20,000,000 shares of the Series AA Preferred Stock are hereby reserved for issuance in connection with the Offering, with the final amount to be identical to the number of shares of REIT Preferred Stock issued in the Offering, as determined by the office of the REIT, and the Designated Officers, or any of them, are authorized and empowered, on behalf of the Corporation and in its name, to execute and deliver, or cause to be executed, and delivered, the Series AA Preferred Stock with respect to the Offering for issuance upon the occurrence of an automatic exchange event resulting in an exchange of REIT Preferred Stock for Series AA Preferred Stock, on a share-for-share basis".

         1. Dividends.

                  (a) The dividend rate for the Series AA Preferred Stock, when and as authorized by the Corporation's board of directors out of the Corporation's legally available assets, shall be [ ]% per annum of the liquidation preference, which is $25 per share. If authorized and declared, dividends on the Series AA Preferred Stock shall be payable quarterly in arrears on [ ], [ ], [ ] and [ ] of each year, or, if any such day is not a business day, on the next business day, commencing on the date that the Series AA preferred stock is exchanged for shares of Non-Cumulative Perpetual Preferred Securities, Series A, of Delphi Properties, Inc. (each such quarter, a "Dividend Period"), and shall be payable to holders of record as they appear on the Corporation's stock register on the relevant record dates, which shall be on the first day of each month in which a dividend payment date falls. Dividends payable on the Series AA Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of the Series AA Preferred Stock that is received in exchange for shares of Non-Cumulative Perpetual Preferred Securities, Series A, of Delphi Properties, Inc. (the "REIT Preferred Stock") shall be entitled to receive dividends on the Series AA Preferred Stock that are equivalent to dividends that were authorized, declared and unpaid in respect of the REIT Preferred Stock at the time of the exchange, upon declaration by the Corporation's Board of Directors.

                  (b) Dividends shall be non-cumulative. If the Corporation's Board of Directors does not authorize a dividend on the Series AA Preferred Stock or authorizes less than a full dividend in respect of any Dividend Period, the holders of the Series AA Preferred Stock shall have no right to receive any dividend or a full dividend, as the case may be, for that Dividend Period, and the Corporation shall have no obligation to pay a



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dividend or to pay full dividends with respect to the Series AA Preferred Stock for that Dividend Period, whether or not dividends are declared and paid for any future dividend period with respect to the Series AA Preferred Stock or the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"). No interest shall be payable in respect of any dividend not declared or paid for any Dividend Period. If full dividends on the Series AA Preferred Stock for any Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments:

                  (i) no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other of the Corporation's capital stock ranking junior to the Series AA Preferred Stock as to dividends or amounts upon liquidation for that Dividend Period, except by conversion into, or exchange for, other shares of the Corporation's capital stock ranking junior to the Series AA Preferred Stock as to dividends and amounts upon liquidation nor shall any monies be paid or made available for a sinking fund for redemption of any such stock; and

                  (ii) no Common Stock or any other of the Corporation's capital stock ranking junior to the Series AA Preferred Stock as to dividends or amounts upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration.

                  (c) If dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series AA Preferred Stock and any other parity stock, all dividends declared upon the Series AA Preferred Stock and any other parity stock shall be declared pro rata.

         2. Liquidation Preference.

                  (a) In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of Series AA Preferred Stock at the time outstanding shall be entitled to receive liquidating distributions of $25 per share, plus in each case, the quarterly declared but unpaid dividend to the date of liquidation, out of the assets of the Corporation legally available for distribution to the Corporation's shareholders, before any distribution of assets is made to holders of the Common Stock or any of the Corporation's securities ranking junior to the Series AA Preferred Stock, and subject to the rights of the holders of any class or series of securities of the Corporation ranking senior to or at parity with the Series AA Preferred Stock upon liquidation and the rights of the Corporation's creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series AA Preferred Stock shall have no right or claim to any of the Corporation's remaining assets. In the event that, upon any liquidation, dissolution, or winding up, the Corporation's available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series AA Preferred Stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Series AA Preferred Stock and any other securities of equal ranking shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (b) For the purposes of this section, the Corporation's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Corporation's property, assets or business, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

         3. Voting Rights. The Series AA Preferred Stock shall have no voting rights, except as expressly required by law.

         4. Redemption.

                  (a) The Series AA Preferred Stock shall not be redeemable by the Corporation prior to [ ], 2008. Subject to the conditions described in (b) below, the Series AA Preferred Stock shall be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time, out of funds legally available



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therefor, on and after [ ], 2008 at a redemption price, payable in cash, of
$[25] per share of Series AA Preferred Stock, plus in each case an amount equal to declared but unpaid dividends, if any, to the date of redemption. If fewer than all of the shares of Series AA Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Corporation's Board of Directors, in its sole discretion.

                  (b) In the event that full dividends on the Series AA preferred stock and any other series of stock ranking, as to dividends, on a parity with the Series AA preferred stock have not been paid or declared and set apart for payment in respect of the immediately preceding Dividend Period, the Series AA preferred stock may not be redeemed in part and the Corporation may not purchase or acquire shares of Series AA preferred stock or such other stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series AA preferred stock and such other stock.

                  (c) Not more than 60 days and not less than 30 days prior to the date established for such redemption by the Corporation's Board of Directors (the "Redemption Date"), notice of the proposed redemption shall be mailed to the holders of record of the Series AA Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his last known address shown on the records of the Corporation, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, the Series AA Preferred Stock called for redemption shall automatically, and without further action on the part of the holder thereof, be deemed to have been redeemed and the former holder thereof shall thereupon only be entitled to receive payment of the Redemption Price. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be available therefore, then all rights with respect to the Series AA Preferred Stock so called for redemption shall forthwith after such Redemption Date cease, except the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Series AA Preferred Stock shall have been mailed as aforesaid and the Corporation shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust Corporation (the "Depositary Corporation") selected by the Corporation's Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such Series AA Preferred Stock shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including any declared, but unpaid dividends to the Redemption Date, from the Depositary Corporation, if applicable, upon endorsement, if required, and surrender of the certificates therefore. The Corporation shall be entitled to receive, from time to time, from the Depositary Corporation, the interest, if any, allowed on such moneys deposited with it, and the holders of any Series AA Preferred Stock so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Corporation's Board of Directors, be repaid to the Corporation, and in the event of such repayment to the Corporation, such holders of record of the Series AA Preferred Stock so redeemed which shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of the Series AA Preferred Stock and so repaid to the Corporation, but shall in no event be entitled to any interest.

                  (d) Subject to the provisions hereof, the Corporation's Board of Directors shall have the authority to prescribe from time to time the manner in which the Series AA Preferred Stock shall be redeemed.



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         5. Conversion. The holders of the Series AA Preferred Stock shall not have any rights to convert such shares into shares of any other class of capital stock of the Corporation.

         6. Rank; Additional Stock. Notwithstanding anything set forth in the Certificate of Incorporation of the Corporation or this Certificate of Designations, Preferences and Rights to the contrary, the Board of Directors, without the vote of the holders of the Series AA Preferred Stock, may authorize and issue additional shares of Common Stock and/or other series of preferred stock of the Corporation ranking, as to dividends and upon liquidation, junior to, senior to or at parity with the Series AA Preferred Stock.

         7. Transfer Restrictions. The Series AA Preferred Stock is transferable by any holder thereof, subject to applicable securities laws.

         8. Repurchase. Nothing contained herein shall limit the right of the Corporation to purchase and sell Series AA Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors may determine; provided however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

         9. Form. The Series AA Preferred Stock shall be issued and sold in uncertificated form.


      IN WITNESS WHEREOF, Delphi Corporation has caused this certificate to be signed by[ ], its [ ], and attested by [ ], its [ ], this [ ] day of [ ], 2003.

                                                 DELPHI CORPORATION


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                                 ATTEST:

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:




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